                                                                     EXHIBIT 5.2






                                   May 8, 2002


Land O'Lakes, Inc.
4001 Lexington Avenue North
Arden Hills, Minnesota  55126

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota  55402-3901

         Re:      Land O'Lakes, Inc.
                  Registration Statement on Form S-4

Ladies/Gentlemen:

         In my capacity as Vice President and General Counsel of Land O'Lakes, Inc. a Minnesota cooperative corporation (the "Company"), I, or individuals under my direction, have examined the Registration Statement filed March 18, 2002 on Form S-4, No. 333-84486, as amended by Amendment No. 1 filed May 8, 2002 (the "Registration Statement"), of the Company, and certain of its direct and indirect subsidiaries (the "Subsidiary Guarantors") listed therein, which the Company has filed with the Securities and Exchange Commission in connection with the exchange of $350,000,000 principal amount of the Company's 8-3/4% Senior Notes due 2011 (the "Notes") for $350,000,000 principal amount of its outstanding 8-3/4% Senior Notes due 2011 (the "Old Notes"). The Notes will be issued pursuant to an Indenture (the "Indenture") dated as of November 14, 2001 among the Company, each Subsidiary Guarantor and the Trustee named therein, and will be guaranteed (the "Guarantees") by such Subsidiary Guarantors. In rendering the opinions set forth herein, I, or individuals under my direction, have examined the Notes and the Indenture, including the Guarantees set forth therein.

         I, or individuals under my direction, have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion. I, or individuals under my direction, have examined, among other things, the terms of the Notes, the Guarantees and the Indenture.

         Based on the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that:

         1. The Notes have been duly authorized by the Company and each of the Subsidiary Guarantors.

         2. The Guarantees have been duly authorized by each of the Subsidiary Guarantors.

         3. The Indenture has been duly authorized, executed and delivered by the Company and each of the Subsidiary Guarantors.

Land O'Lakes, Inc.
Faegre & Benson LLP
May __, 2002
Page 2


         The opinions expressed herein are subject to the following qualifications, assumptions and limitations:

         (a) In connection with rendering the opinions set forth herein, I have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to me as copies thereof, and the authenticity of the originals of such latter documents.

         (b) My opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and I expressly disclaim any obligation to update my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

         (c) This opinion is directed to you, and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent; provided, however, I consent to your filing this opinion as an exhibit to the Registration Statement. By so consenting, I do not imply or admit that I am an "expert" within the meaning of the Securities Act of 1933, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                              Very truly yours,

                                              /s/ John T. Rebane

                                              John T. Rebane
                                              Vice President and General Counsel
                                              Land O'Lakes, Inc. Law Department